Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1(File No. 333-268939), Form S-3 (File Nos. 333-193746, 333-205768, 333-249384 and 333-261343) and the Registration Statements on Form S-8 (File Nos. 333-257139 and 333-197735) of Nova LifeStyle, Inc. (the “Company”) of our report dated April 17, 2023, relating to the Company’s consolidated financial statements which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ WWC, P.C.

WWC, P.C.

San Mateo, California

April 17, 2023